MASTERWORKS

ELIZABETH PEYTON

KURT (1995)



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ROCKSTAR PORTRAITS RAKE IN AUCTION ESTIMATES

Iconic Subject, Auction Demand.

Peyton is famous for her portraits of celebrities and musicians, and Kurt Cobain is an important historic subject for her. A larger Cobain portrait is coming to auction this month with a $2M-$3M estimate. Ours is available for $1.1M now.



Kurt (1995)
Estimate $2mm - $3mm
Dimensions 24 x 19 in.



Kurt (1995)
Our Offering $1.16mm
Dimensions 10 x 8 in.

"A Spectacular Rise"

Seven-Figure Resilience

Peyton is a standout amid wider art market swings, seeing sustained $5M+ yearly turnover since 2020 and multiple new top records, including a new $2.7 million record just this year.

In a 2025 contemporary art market report, ArtPrice noted her "spectacular rise", claiming that "Peyton's market is proving remarkably resilient, unfazed by turbulence."



"The trajectory of Elizabeth Peyton, 60 years old this year, also illustrates the power of sustained promotion over time." *-ArtPrice, 2025*

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MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.